Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Offering Statement on Form 1-A of our report dated July 20, 2018 relating to the financial statements of Emerald Health Pharmaceuticals Inc. (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to substantial doubt about Emerald Health Pharmaceuticals, Inc.’s ability to continue as a going concern) appearing in the Offering Circular, and to the reference to us under the heading "Experts" in such Offering Circular.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

March 29, 2019